Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES PUBLIC OFFERING OF CONVERTIBLE SENIOR NOTES

BEDFORD, Mass, (December 3, 2007) — Hologic, Inc. (NASDAQ: HOLX), a diversified diagnostic and medical product and device company dedicated to serving the healthcare needs of women, announced today its intention to offer to sell, subject to market and other conditions, $1.3 billion aggregate principal amount of convertible senior notes due 2037 pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Company expects to grant to the underwriters an option to purchase up to an additional $195 million aggregate principal amount of notes to cover overallotments. Goldman, Sachs & Co. is acting as sole book-running manager of the offering.

The Company intends to use the net proceeds from the offering to repay a portion of its outstanding senior secured indebtedness.

Copies of the final prospectus supplement relating to the convertible notes offering, when available, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Hologic, Inc.

Hologic, Inc. is a diversified medical technologies company specializing in diagnostic imaging products and interventional devices dedicated to serving the healthcare needs of women. Historically, the Company has developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, Hologic completed its business combination with Cytyc Corporation, a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, treatment of excessive menstrual bleeding, prenatal diagnostics and partial breast radiation therapy.

Forward-Looking Statements

This press release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s anticipated offering, including the amount and terms of the convertible senior notes. The proposed offering is subject to market conditions and the Company cannot assure that the offering will be completed on favorable terms, if at all. Factors that could adversely affect Hologic’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.